Filed Pursuant to Rule 424(b)(2)

File No. 333-159738

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)
Medium Term Notes, Series K, Notes Linked to a Global ETF Basket due May 7, 2014	$7,250,000	$516.93

(1)

The total filing fee of $516.93 is calculated in accordance with Rule 457(r) of the Securities Act of 1933 (the “Securities Act”) and will be paid by wire transfer within the time required by Rule 456(b) of the Securities Act.

PRICING SUPPLEMENT No. 28 dated October 29, 2010 (To Product Supplement No. 4 dated May 28, 2010, Prospectus Supplement dated April 23, 2010 and Prospectus dated June 4, 2009)

Wells Fargo & Company Medium-Term Notes, Series K ETF Linked Securities Upside Participation To A Cap And Fixed Percentage Buffered Downside

Enhanced Growth Securities Notes Linked to a Global ETF Basket due May 7, 2014

■  Linked to a Global ETF Basket comprised of the SPDR® S&P 500® ETF Trust (45%); the iShares® Russell 2000 Index Fund (20%); the iShares® MSCI EAFE Index Fund (20%); and the iShares® MSCI Emerging Markets Index Fund (15%)

■  125% participation in the upside performance of the basket, subject to a capped value of 140% of the original offering price per note

■   Protection against a decline in the basket as long as the ending price has not declined by more than 15% from the starting price

■   1-to-1 downside exposure to decreases in the value of the basket in excess of 15%

■  Term of approximately 3.5 years

■  No periodic interest payments

■  May receive less, and possibly significantly less, than the original offering price

Investing in the notes involves risks. See “Risk Factors” on page PRS-5.

The notes are unsecured obligations of Wells Fargo and all payments on the notes are subject to the credit risk of Wells Fargo. The notes are not deposits or other obligations of a depository institution and are not insured by the Federal Deposit Insurance Corporation, the Deposit Insurance Fund or any other governmental agency of the United States or any other jurisdiction. The notes are not guaranteed under the FDIC’s Temporary Liquidity Guarantee Program.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this pricing supplement or the accompanying product supplement, prospectus supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Original Offering Price	Agent Discount(1)	Proceeds to Wells Fargo
Per Note	100.00%	2.25%	97.75%
Total	$7,250,000	$163,125	$7,086,875

(1)

In addition to the agent discount, the original offering price specified above includes structuring and development costs. The agent discount and structuring and development costs total approximately $38.84 per $1,000 note. See “Plan of Distribution” in the accompanying prospectus supplement for further information including information regarding how we may hedge our obligations under the notes.

Wells Fargo Securities

Enhanced Growth Securities Notes Linked to a Global ETF Basket due May 7, 2014

Investment Description

The Notes Linked to a Global ETF Basket due May 7, 2014 are senior unsecured debt securities of Wells Fargo & Company that provide (i) the possibility of a leveraged return if the value of the basket of exchange traded funds (the “Basket”) increases from its starting price to its ending price; provided that the amount received will not be more than the capped value of 140% of the original offering price per note, (ii) return of principal if, and only if, the ending price of the Basket does not decline by more than 15% from the starting price and (iii) exposure to decreases in the value of the Basket if and to the extent the ending price declines by more than 15% from the starting price. The Basket is comprised of the following basket components, with each basket component having the weighting noted parenthetically: the SPDR® S&P 500® ETF Trust (45%); the iShares® Russell 2000 Index Fund (20%); the iShares® MSCI EAFE Index Fund (20%); and the iShares® MSCI Emerging Markets Index Fund (15%). If the ending price declines by more than 15% from the starting price, you will receive less, and possibly significantly less, than the original offering price of your notes.

You should read this pricing supplement together with the accompanying product supplement no. 4 dated May 28, 2010, prospectus supplement dated April 23, 2010 and prospectus dated June 4, 2009 for additional information about the notes. You should not rely on any free writing prospectus filed prior to the date of this pricing supplement in connection with making a decision to invest in the notes unless it specifically refers to the notes. Information included in this pricing supplement supercedes information in the accompanying product supplement, prospectus supplement and prospectus to the extent it is different from that information. Certain defined terms used but not defined herein have the meanings set forth in the accompanying product supplement.

Investor Considerations

We have designed the notes for investors who:

¡

seek exposure to the upside performance of the Basket and desire to enhance any increase in the Basket, in each case subject to the capped value, and protect against a decline of up to 15% in the Basket by:

☐	participating 125% in any increase in the ending price over the starting price, subject to the capped value of 140% of the original offering price per note; and

☐	protecting against any decline in the Basket, as long as the ending price has not declined by more than 15% from the starting price;

¡	understand that if any decline in the ending price is more than 15% of the starting price, they will receive less, and possibly significantly less, than the original offering price of the notes;

¡	do not seek current income; and

¡	are willing to hold the notes until maturity.

The notes are not designed for, and may not be a suitable investment for, investors who:

¡	seek a liquid investment or are unable or unwilling to hold the notes to maturity;

¡	expect the value of the Basket to decrease more than 15% from its starting price;

¡	seek full exposure to the upside performance of the Basket;

¡	seek full principal protection for their investment;

¡	seek exposure to the Basket but are unwilling to accept the risk/return trade-offs inherent in the payment at stated maturity for the notes;

¡	are unwilling to accept the credit risk of Wells Fargo to obtain exposure to the Basket generally, or to the exposure to the Basket that the notes provide specifically; and

¡	prefer the lower risk of fixed income investments with comparable maturities issued by companies with comparable credit ratings.

SPDR® and S&P 500® are trademarks of Standard & Poor’s. The notes are not sponsored, endorsed, sold or promoted by the SPDR® S&P 500® ETF Trust (the “SPDR Trust”) or Standard & Poor’s. Neither the SPDR Trust nor Standard & Poor’s makes any representations or warranties to the holders of the notes or any member of the public regarding the advisability of investing in the notes. Neither the SPDR Trust nor Standard & Poor’s will have any obligation or liability in connection with the registration, operation, marketing, trading or sale of the notes or in connection with Wells Fargo & Company’s use of information about the SPDR® S&P® 500 ETF Trust.

iShares® is a registered mark of BlackRock Institutional Trust Company, N.A. (“BTC”). The notes are not sponsored, endorsed, sold or promoted by BTC, its affiliate, BlackRock Fund Advisors (“BFA”), iShares Trust or iShares, Inc. None of BTC, BFA, iShares Trust or iShares, Inc. makes any representations or warranties to the holders of the notes or any member of the public regarding the advisability of investing in the notes. None of BTC, BFA, iShares Trust or iShares, Inc. will have any obligation or liability in connection with the registration, operation, marketing, trading or sale of the notes or in connection with Wells Fargo & Company’s use of information about the iShares® Russell 2000 Index Fund, the iShares® MSCI EAFE Index Fund and the iShares® MSCI Emerging Markets Index Fund.

PRS-2

Enhanced Growth Securities Notes Linked to a Global ETF Basket due May 7, 2014

Terms of the Notes

Market Measure:	A basket (the “Basket”) comprised of the following basket components, with the return of each basket component having the weighting noted parenthetically: the SPDR S&P 500 ETF Trust (45%); the iShares Russell 2000 Index Fund (20%); the iShares MSCI EAFE Index Fund (20%); and the iShares MSCI Emerging Markets Index Fund (15%).

Pricing Date:	October 29, 2010

Issue Date:	November 5, 2010

The “redemption amount” per note will equal: •If the ending price is greater than the starting price, the lesser of: (i)the original offering price per note plus:

Redemption Amount:	[	original offering price per note x	[	ending price – starting price starting price	]	x participation rate	]	; and

(ii)the capped value;

•If the ending price is less than or equal to the starting price, but greater than or equal to the threshold price: the original offering price per note; or

•If the ending price is less than the threshold price: the original offering price per note minus:

	[	original offering price per note x	threshold price – ending price starting price	]

If the ending price is less than the threshold price, you will receive less, and possibly significantly less, than the original offering price of your notes.

Stated Maturity Date:	May 7, 2014, subject to postponement if a market disruption event occurs.

Starting Price:	The starting price is 100.

Ending Price:	The “ending price” will be calculated based on the weighted returns of the basket components and will be equal to the product of (i) 100 and (ii) an amount to equal 1 plus the sum of: (A) 45% of the component return of the SPDR S&P 500 ETF Trust; (B) 20% of the component return of the iShares Russell 2000 Index Fund; (C) 20% of the component return of the iShares MSCI EAFE Index Fund and (D) 15% of the component return of the iShares MSCI Emerging Markets Index Fund.

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Enhanced Growth Securities Notes Linked to a Global ETF Basket due May 7, 2014

Terms of the Notes (Continued)

Component Return:

The “component return” of a basket component will be equal to:

final component price – initial component price

initial component price

where,

•   the “initial component price” is the fund closing price of such basket component on the pricing date; and

•   the “final component price” will be the fund closing price of such basket component on the calculation day.

The initial component prices of the basket components are as follows: SPDR S&P 500 ETF Trust (118.53); iShares Russell 2000 Index Fund (70.31); iShares MSCI EAFE Index Fund (57.01); and iShares MSCI Emerging Markets Index Fund (46.13).

Capped Value:	The capped value is 140% of the original offering price per note ($1,400 per $1,000 note). References in this pricing supplement to a “$1,000 note” are to a note with an original offering price of $1,000.

Threshold Price:	The threshold price will be equal to 85% of the starting price.

Participation Rate:	125%

Calculation Day:	April 30, 2014 or, if such day is not a trading day, the next succeeding trading day. The calculation day is subject to postponement due to the occurrence of a market disruption event.

Calculation Agent:	Wells Fargo Securities, LLC

Tax Consequences:	The United States federal income tax consequences of your investment in the notes are uncertain. We urge you to read the discussion on page PS-22 of the accompanying product supplement and discuss the tax consequences of your investment in the notes with your tax advisor. In addition, pursuant to recently enacted legislation, payments on the notes made to corporate United States holders after December 31, 2011 may be subject to information reporting and backup withholding.

Agent:	Wells Fargo Securities, LLC. The agent may resell the notes to Wells Fargo Investments, LLC or Wells Fargo Advisors, LLC at the original offering price of the notes less a concession not in excess of 2.25% of the original offering price of the notes. Wells Fargo Investments, LLC and Wells Fargo Advisors, LLC are our affiliates.

Denominations:	$1,000 and any integral multiple of $1,000.

CUSIP:	94986RBE0

PRS-4

Enhanced Growth Securities Notes Linked to a Global ETF Basket due May 7, 2014

Risk Factors

The risks set forth below are discussed more fully in the accompanying product supplement.

•	Your Investment May Result In A Loss.

•	Your Yield May Be Lower Than The Yield On Other Debt Securities Of Comparable Maturity.

•	Your Return Will Be Limited By A Capped Value And May Not Reflect The Return On A Direct Investment In The Market Measure.

•	The Notes Are Subject To The Credit Risk Of Wells Fargo.

•	No Periodic Interest Will Be Paid On The Notes.

•

The Inclusion Of The Agent Discount Or Commission And Structuring And Development Costs In The Original Offering Price Of The Notes And Certain Hedging Costs Are Likely To Adversely Affect The Price At Which You Can Sell Your Notes.

•	The Value Of The Notes Prior To Stated Maturity Will Be Affected By Numerous Factors, Some Of Which Are Related In Complex Ways.

•	We Do Not Expect A Trading Market For The Notes To Develop.

•	Your Return On The Notes Could Be Less Than If You Owned The Shares Of An Exchange Traded Fund.

•	Historical Values Of A Market Measure Or The Securities Included In A Market Measure Should Not Be Taken As An Indication Of The Future Performance Of Such Market Measure During The Term Of The Notes.

•	Changes That Affect An Exchange Traded Fund Or Its Related Underlying Index May Affect The Value Of The Notes And The Amount You Will Receive At Stated Maturity.

•	We Cannot Control Actions By Any Of The Unaffiliated Companies Whose Securities Are Included In An Exchange Traded Fund Or Its Underlying Index.

•	We And Our Affiliates Have No Affiliation With Any Of The Sponsors And Are Not Responsible For Their Public Disclosure Of Information.

•	An Investment Linked To The Shares Of An Exchange Traded Fund Is Different From An Investment Linked To The Related Underlying Index.

•	You Will Not Have Any Shareholder Rights With Respect To The Shares Of Any Exchange Traded Fund.

•	Anti-dilution Adjustments Relating To The Shares Of An Exchange Traded Fund Do Not Address Every Event That Could Affect Such Shares.

•	If Your Notes Are Linked To An Exchange Traded Fund That Includes Non-U.S. Stocks, An Investment In The Notes Is Subject To Risks Associated With Foreign Securities Markets.

•	Exchange Rate Movements May Impact The Value Of The Notes.

•	If The Market Measure To Which Your Notes Are Linked Is A Basket, Changes In The Value Of One Or More Basket Components May Offset Each Other.

•	The Calculation Agent Can Postpone The Stated Maturity Date If A Market Disruption Event Occurs.

PRS-5

Enhanced Growth Securities Notes Linked to a Global ETF Basket due May 7, 2014

Risk Factors (Continued)

•	Research Reports And Other Transactions May Create Conflicts Of Interest Between You And Us.

•	Potential Conflicts Of Interest Could Arise.

•	Trading And Other Transactions By Us Or Our Affiliates Could Affect The Level Of A Market Measure, Prices Of Securities Included In A Market Measure Or The Value Of The Notes.

•	Significant Aspects Of The Tax Treatment Of The Notes Are Uncertain.

PRS-6

Enhanced Growth Securities Notes Linked to a Global ETF Basket due May 7, 2014

Determining Payment at Stated Maturity

On the stated maturity date, you will receive a cash payment per $1,000 note (the redemption amount) calculated as follows:

Hypothetical Payout Profile

The following profile is based on the capped value of 140% or $1,400 per $1,000 note, a participation rate of 125% and a threshold price equal to 85% of the starting price. This graph has been prepared for purposes of illustration only. Your actual return will depend on the actual ending price and the term of your investment.

PRS-7

Enhanced Growth Securities Notes Linked to a Global ETF Basket due May 7, 2014

Hypothetical Payments at Stated Maturity

Set forth below are four examples of payment at stated maturity calculations (rounded to two decimal places), assuming component returns as indicated in the examples.

Example 1. Redemption amount is greater than the original offering price but less than the capped value:

	SPDR S&P 500 ETF Trust	iShares Russell 2000 Index Fund	iShares MSCI EAFE Index Fund	iShares MSCI Emerging Markets Index Fund
Initial Component Price	118.53	70.31	57.01	46.13
Final Component Price	136.56	84.03	63.18	51.94
Component Return	15.21%	19.51%	10.82%	12.59%

Based on the component returns set forth above, the ending price would equal:

100 x [1 + (45% x 15.21%) + (20% x 19.51%) + (20% x 10.82%) + (15% x 12.59%)] = 114.80

Since the ending price is greater than the starting price, the redemption amount would equal:

$1,000 +	$1,000	x	114.80 – 100	x 125%	= $	1,185.00
100

On the stated maturity date you would receive $1,185.00 per $1,000 note.

Example 2. Redemption amount is equal to the capped value:

	SPDR S&P 500 ETF Trust	iShares Russell 2000 Index Fund	iShares MSCI EAFE Index Fund	iShares MSCI Emerging Markets Index Fund
Initial Component Price	118.53	70.31	57.01	46.13
Final Component Price	177.34	98.89	85.90	69.48
Component Return	49.62%	40.65%	50.68%	50.62%

Based on the component returns set forth above, the ending price would equal:

100 x [1 + (45% x 49.62%) + (20% x 40.65%) + (20% x 50.68%) + (15% x 50.62%)] = 148.19

The redemption amount would be equal to the capped value since the capped value is less than:

$1,000 +	$1,000	x	148.19 – 100	x 125%	= $	1,602.38
100

On the stated maturity date you would receive $1,400.00 per $1,000 note.

In addition to limiting your return on the notes, the capped value limits the positive effect of the participation rate. If the ending price is greater than the starting price, you will participate in the performance of the Basket at a rate of 125% up to a certain point. However, the participation rate only has a positive effect for ending prices that are not greater than 132% of the starting price and the participation rate will not have a positive effect for any ending price greater than 132% of the starting price since your return on the notes will be limited to the capped value.

PRS-8

Enhanced Growth Securities Notes Linked to a Global ETF Basket due May 7, 2014

Hypothetical Payments at Stated Maturity (Continued)

Example 3. Redemption amount is equal to the original offering price:

	SPDR S&P 500 ETF Trust	iShares Russell 2000 Index Fund	iShares MSCI EAFE Index Fund	iShares MSCI Emerging Markets Index Fund
Initial Component Price	118.53	70.31	57.01	46.13
Final Component Price	100.51	65.90	51.17	38.75
Component Return	-15.20%	-6.27%	-10.24%	-16.00%

Based on the component returns set forth above, the ending price would equal:

100 x [1 + (45% x -15.20%) + (20% x -6.27%) + (20% x -10.24%) + (15% x -16.00%)] = 87.46

Since the ending price is less than the starting price, but not by more than 15%, you would not lose any of the original offering price of your notes.

On the stated maturity date you would receive $1,000 per $1,000 note.

Example 4. Redemption amount is less than the original offering price:

	SPDR S&P 500 ETF Trust	iShares Russell 2000 Index Fund	iShares MSCI EAFE Index Fund	iShares MSCI Emerging Markets Index Fund
Initial Component Price	118.53	70.31	57.01	46.13
Final Component Price	94.56	45.22	35.95	34.29
Component Return	-20.22%	-35.68%	-36.94%	-25.67%

Based on the component returns set forth above, the ending price would equal:

100 x [1 + (45% x -20.22%) + (20% x -35.68%) + (20% x -36.94%) + (15% x -25.67%)] = 72.53

Since the ending price is less than the starting price by more than 15%, you would lose a portion of the original offering price of your notes and receive the redemption amount equal to:

$1,000 –	$1,000	x	85 – 72.53	= $	875.30
100

On the stated maturity date you would receive $875.30 per $1,000 note.

To the extent that the component returns and the ending price differ from the values assumed above, the results indicated above would be different.

PRS-9

Enhanced Growth Securities Notes Linked to a Global ETF Basket due May 7, 2014

Hypothetical Returns

The following table illustrates, for a range of hypothetical ending prices of the Basket:

•	the hypothetical percentage change from the starting price to the hypothetical ending price;

•	the hypothetical redemption amount payable at stated maturity per $1,000 note;

•	the hypothetical total pre-tax rate of return; and

•	the hypothetical pre-tax annualized rate of return.

Hypothetical ending price	Hypothetical percentage change from the starting price to the hypothetical ending price	Hypothetical redemption amount payable at stated maturity per $1,000 note	Hypothetical pre-tax total rate of return	Hypothetical pre-tax annualized rate of return(1)
150.00	50.00%	$1,400.00	40.00%	9.84%
140.00	40.00%	$1,400.00	40.00%	9.84%
130.00	30.00%	$1,375.00	37.50%	9.30%
120.00	20.00%	$1,250.00	25.00%	6.47%
115.00	15.00%	$1,187.50	18.75%	4.96%
110.00	10.00%	$1,125.00	12.50%	3.39%
100.00(2)	0.00%	$1,000.00	0.00%	0.00%
90.00	-10.00%	$1,000.00	0.00%	0.00%
85.00	-15.00%	$1,000.00	0.00%	0.00%
80.00	-20.00%	$ 950.00	-5.00%	-1.46%
70.00	-30.00%	$ 850.00	-15.00%	-4.58%
60.00	-40.00%	$ 750.00	-25.00%	-8.04%
50.00	-50.00%	$ 650.00	-35.00%	-11.92%

(1)	The annualized rates of return are calculated on a semi-annual bond equivalent basis.
(2)	The starting price.

The above figures are for purposes of illustration only. The actual amount you receive at stated maturity and the resulting pre-tax rates of return will depend on the actual ending price.

PRS-10

Enhanced Growth Securities Notes Linked to a Global ETF Basket due May 7, 2014

The Basket

The Basket will represent a weighted portfolio of the following four basket components, with the return of each basket component having the weighting noted parenthetically: the SPDR S&P 500 ETF Trust (45%); the iShares Russell 2000 Index Fund (20%); the iShares MSCI EAFE Index Fund (20%); and the iShares MSCI Emerging Markets Index Fund (15%). The value of the Basket will increase or decrease depending upon the performance of the basket components. For more information regarding the basket components, see “The SPDR S&P 500 ETF Trust,” “The iShares Russell 2000 Index Fund,” “The iShares MSCI EAFE Index Fund” and “The iShares MSCI Emerging Markets Index Fund.”

The Basket is not a recognized market measure. The Basket was created solely for the purposes of the offering of the notes and will be calculated solely during the term of the notes. The Basket does not reflect the performance of all major securities markets, and may not reflect actual market performance.

The following graph sets forth the hypothetical historical end-of-period levels of the Basket for each month in the period from April 30, 2003 through October 29, 2010, assuming that the Basket was constructed on April 30, 2003 with a starting price of 100 and that each of the basket components had the applicable weighting as of such day. We obtained the closing prices and other information used by us in order to create the graph below from Bloomberg Financial Markets (“Bloomberg”). We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg.

The hypothetical historical basket values, as calculated solely for the purposes of the offering of the notes, fluctuated in the past and may, in the future, experience significant fluctuations. Any historical upward or downward trend in the value of the Basket during any period shown below is not an indication that the percentage change in the value of the Basket is more likely to be positive or negative during the term of the notes. The hypothetical historical values do not give an indication of future values of the Basket.

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Enhanced Growth Securities Notes Linked to a Global ETF Basket due May 7, 2014

The SPDR S&P 500 ETF Trust

All information contained in this pricing supplement regarding the SPDR® S&P 500® ETF Trust, a unit investment trust (the “SPDR Trust”), and its underlying index, the S&P 500 Index, is derived from PDR Services LLC (“PDR Services”) and Standard & Poor’s, a division of the McGraw-Hill Companies, Inc. (“S&P”), or other publicly available information, including the prospectus for the SPDR Trust dated January 27, 2010, which is part of Post-Effective Amendment No. 21 to the Registration Statement filed with the Securities and Exchange Commission (the “SEC”) on Form S-6, under the Securities Act of 1933, as amended (the “Securities Act”), and the Investment Company Act of 1940, as amended (the “Investment Company Act”) (File Nos. 33-46080 and 811-7330) (the “SPDR Trust Prospectus”). Such information reflects the policies of, and is subject to change by PDR Services and S&P. Information provided to or filed with the SEC can be inspected and copied at the public reference facilities maintained by the SEC or through the SEC’s website at www.sec.gov. None of such publicly available information is incorporated by reference into this pricing supplement. We make no representation or warranty as to the accuracy or completeness of any information relating to the SPDR Trust. PDR Services is under no obligation to continue the SPDR Trust and may discontinue the SPDR Trust at any time. S&P is under no obligation to continue to publish the S&P 500 Index and may discontinue publication of the S&P 500 Index at any time. As of the date of this pricing supplement, we are one of the companies included in the SPDR Trust and the S&P 500 Index.

General

The SPDR Trust is a unit investment trust designed to generally correspond, before expenses, to the price and yield performance of the S&P 500 Index. The SPDR Trust is organized under New York law and is governed by a trust agreement between State Street Bank and Trust Company (the “Trustee”) and PDR Services. The SPDR Trust was created to provide investors with the opportunity to purchase a security representing a proportionate undivided interest in a portfolio of securities consisting of substantially all of the common stocks, in substantially the same weighting, which comprise the S&P 500 Index. The SPDR Trust issues securities called “Trust Units” that represent an undivided ownership interest in a portfolio of all of the common stocks of the S&P 500 Index. The SPDR Trust is listed on the NYSE Arca under ticker symbol “SPY.”

Investment

The SPDR Trust holds stocks (the “Portfolio”) and cash and is not actively “managed” by traditional methods, which typically involve effecting changes in the Portfolio on the basis of judgments made relating to economic, financial and market considerations. At any time, the SPDR Trust will consist of as many S&P 500 Index component stocks as practicable. It is anticipated that cash will not constitute a substantial portion of the net assets of the SPDR Trust. To maintain the correspondence between the composition and weightings of the Portfolio and component stocks of the S&P 500 Index, the Trustee adjusts the Portfolio from time to time to conform to periodic changes in the identity and/or relative weightings of the component stocks of the S&P 500 Index. The Trustee aggregates certain of these adjustments and makes changes to the Portfolio at least monthly or more frequently in the case of significant changes to the S&P 500 Index. Generally, any change in the identity or weighting of a stock included in the S&P 500 Index will result in a corresponding adjustment to the prescribed Portfolio deposit effective on the business day following the day on which the change to the S&P 500 Index takes effect. The value of Trust Units fluctuate in relation to changes in the value of the Portfolio. The market price of each individual Trust Unit may not be identical to the net asset value of such Trust Unit but, historically, these two valuations have been very close. It is possible that, for a short period, the SPDR Trust may not fully replicate the performance of the S&P 500 Index due to the temporary unavailability of certain stocks underlying the S&P

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Enhanced Growth Securities Notes Linked to a Global ETF Basket due May 7, 2014

The SPDR S&P 500 ETF Trust (Continued)

500 Index in the secondary market or due to other extraordinary circumstances. Additionally, although the market price of the SPDR Trust is generally expected to mirror the characteristics and valuations of the S&P 500 Index, the price of the SPDR Trust may not completely track the value of the S&P 500 Index because the SPDR Trust will reflect transaction costs and fees that are not included in the calculation of the S&P 500 Index.

The S&P 500 Index

The S&P 500 Index is published by S&P and is intended to provide an indication of the pattern of common stock price movement. The calculation of the value of the S&P 500 Index (discussed below in further detail) is based on the relative value of the aggregate Market Value (as defined below) of the common stocks of 500 companies as of a particular time compared to the aggregate average Market Value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943. Historically, the “Market Value” of any S&P component stock was calculated as the product of the market price per share and the number of the then-outstanding shares of such S&P component stock. As discussed below, during March 2005, S&P began to use a new methodology to calculate the Market Value of the S&P component stocks and S&P completed its transition to the new calculation methodology during September 2005.

S&P chooses companies for inclusion in the S&P 500 Index with the aim of achieving a distribution by broad industry groupings that approximates the distribution of these groupings in the common stock population of the Standard & Poor’s Stock Guide Database, which S&P uses as an assumed model for the composition of the total market. Relevant criteria employed by S&P include the viability of the particular company, the extent to which that company represents the industry group to which it is assigned, the extent to which the market price of that company’s common stock is generally responsive to changes in the affairs of the respective industry and the market value and trading activity of the common stock of that company. S&P may from time to time, in its sole discretion, add companies to, or delete companies from, the S&P 500 Index to achieve the objectives stated above.

Computation of the S&P 500 Index

Prior to March 2005, the Market Value of a component stock was calculated as the product of the market price per share and the total number of outstanding shares of the component stock. In March 2004, S&P announced that it would transition the S&P 500 Index to float-adjusted market capitalization weights. The transition began in March 2005 and was completed in September 2005. S&P’s criteria for selecting stock for the S&P 500 Index was not changed by the shift to float adjustment. However, the adjustment affects each company’s weight in the S&P 500 Index (i.e., its Market Value). Currently, S&P calculates the S&P 500 Index based on the total float-adjusted market capitalization of each component stock, where each stock’s weight in the S&P 500 Index is proportional to its float-adjusted market value.

Under float adjustment, the share counts used in calculating the S&P 500 Index reflect only those shares that are available to investors, not all of a company’s outstanding shares. S&P defines three groups of shareholders whose holdings are subject to float adjustment:

•	holdings by other publicly traded corporations, venture capital firms, private equity firms, strategic partners, or leveraged buyout groups;

•	holdings by government entities, including all levels of government in the U.S. or foreign countries; and

PRS-13

Enhanced Growth Securities Notes Linked to a Global ETF Basket due May 7, 2014

The SPDR S&P 500 ETF Trust (Continued)

•

holdings by current or former officers and directors of the company, founders of the company, or family trusts of officers, directors, or founders, as well as holdings of trusts, foundations, pension funds, employee stock ownership plans, or other investment vehicles associated with and controlled by the company.

However, treasury stock, stock options, restricted shares, equity participation units, warrants, preferred stock, convertible stock, and rights are not part of the float. In cases where holdings in a group exceed 10% of the outstanding shares of a company, the holdings of that group are excluded from the float-adjusted count of shares to be used in the index calculation. Mutual funds, investment advisory firms, pension funds, or foundations not associated with the company and investment funds in insurance companies, shares of a U.S. company traded in Canada as “exchangeable shares,” shares that trust beneficiaries may buy or sell without difficulty or significant additional expense beyond typical brokerage fees, and, if a company has multiple classes of stock outstanding, shares in an unlisted or non-traded class if such shares are convertible by shareholders without undue delay and cost, are also part of the float.

For each stock, an investable weight factor (“IWF”) is calculated by dividing the available float shares, defined as the total shares outstanding less shares held in one or more of the three groups listed above where the group holdings exceed 10% of the outstanding shares, by the total shares outstanding. The float-adjusted index is then calculated by dividing the sum of the IWF multiplied by both the price and the total shares outstanding for each stock by the index divisor. For companies with multiple classes of stock, S&P calculates the weighted average IWF for each stock using the proportion of the total company market capitalization of each share class as weights.

As of the date of this pricing supplement, the S&P 500 Index is calculated using a base-weighted aggregate methodology: the level of the S&P 500 Index reflects the total Market Value of all the component stocks relative to the S&P 500 base period of 1941-43. The daily calculation of the S&P 500 Index is computed by dividing the Market Value of the S&P 500 component stocks by the index divisor.

The S&P 500 Index maintenance includes monitoring and completing the adjustments for company additions and deletions, share changes, stock splits, stock dividends and stock price adjustments due to company restructurings or spin-offs. Continuity in index values is maintained by adjusting the index divisor for all changes in the S&P 500 constituents’ share capital after the base period of 1941-43 with the index value as of the base period set at 10. Some corporate actions, such as stock splits and stock dividends do not require index divisor adjustments because following a stock split or stock dividend, both the stock price and number of shares outstanding are adjusted by S&P so that there is no change in the Market Value of the component stock. All stock split and dividend adjustments are made after the close of trading on the day before the ex-date.

To prevent the level of the S&P 500 Index from changing due to corporate actions, all corporate actions which affect the total Market Value of the S&P 500 Index require an index divisor adjustment. By adjusting the index divisor for the change in total Market Value, the level of the S&P 500 Index remains constant. This helps maintain the level of the S&P 500 Index as an accurate barometer of stock market performance and ensures that the movement of the S&P 500 Index does not reflect the corporate actions of individual companies in the S&P 500 Index. All index divisor adjustments are made after the close of trading and after the calculation of the closing levels of the S&P 500 Index. Some corporate actions, such as stock splits and stock dividends, require simple changes in the common shares outstanding and the stock prices of the companies in the S&P 500 Index and do not require index divisor adjustments.

PRS-14

Enhanced Growth Securities Notes Linked to a Global ETF Basket due May 7, 2014

The SPDR S&P 500 ETF Trust (Continued)

The table below summarizes the types of index maintenance adjustments and indicates whether or not an index divisor adjustment is required.

Type of Corporate Action	Comments	Divisor Adjustment
Company added/deleted	Net change in market value determines divisor adjustment.	Yes

Change in shares outstanding	Any combination of secondary issuance, share repurchase or buy back—share counts revised to reflect change.	Yes

Stock split	Share count revised to reflect new count. Divisor adjustment is not required since the share count and price changes are offsetting.	No

Spin-off	If spun-off company is not being added to the index, the divisor adjustment reflects the decline in index market value (i.e., the value of the spun-off unit).	Yes

Spin-off	Spun-off company added to the index, no company removed from the index.	No

Spin-off	Spun-off company added to the index, another company removed to keep number of names fixed. Divisor adjustment reflects deletion.	Yes

Change in IWF	Increasing (decreasing) the IWF increases (decreases) the total market value of the index. The divisor change reflects the change in market value caused by the change to an IWF.	Yes

Special dividend	When a company pays a special dividend the share price is assumed to drop by the amount of the dividend; the divisor adjustment reflects this drop in index market value.	Yes

Rights offering	Each shareholder receives the right to buy a proportional number of additional shares at a set (often discounted) price. The calculation assumes that the offering is fully subscribed. Divisor adjustment reflects increase in market cap measured as the shares issued multiplied by the price paid.	Yes

Each of the corporate events exemplified in the table requiring an adjustment to the index divisor has the effect of altering the Market Value of the component stock and consequently of altering the aggregate Market Value of the S&P 500 component stocks (the “Post-Event Aggregate Market Value”). In order that the level of the S&P 500 Index (the “Pre-Event Index Value”) not be affected by the altered Market Value (whether increase or decrease) of the affected component stock, a new index divisor (“New Divisor”) is derived as follows:

Post-Event Aggregate Market Value	=	Pre-Event Index Value
New Divisor

New Divisor	=	Post-Event Aggregate Market Value
Pre-Event Index Value

PRS-15

Enhanced Growth Securities Notes Linked to a Global ETF Basket due May 7, 2014

The SPDR S&P 500 ETF Trust (Continued)

A large part of the S&P 500 Index maintenance process involves tracking the changes in the number of shares outstanding of each of the S&P 500 Index companies. Four times a year, on a Friday close to the end of each calendar quarter, the share totals of companies in the S&P 500 Index are updated as required by any changes in the number of shares outstanding and then the index divisor is adjusted accordingly. In addition, changes in a company’s shares outstanding of 5% or more due to mergers, acquisitions, public offerings, private placements, tender offers, Dutch auctions or exchange offers are made as soon as reasonably possible. Other changes of 5% or more (due to, for example, company stock repurchases, redemptions, exercise of options, warrants, conversion of preferred stock, notes, debt, equity participations or other recapitalizations) are made weekly, and are announced on Wednesdays for implementation after the close of trading on the following Wednesday. If a 5% or more change causes a company’s IWF to change by 5 percentage points or more (for example from 0.80 to 0.85), the IWF will be updated at the same time as the share change, except IWF changes resulting from partial tender offers will be considered on a case-by-case basis. Changes to an IWF of less than 5 percentage points are implemented at the next IWF review, which occurs annually. In the case of certain rights issuances, in which the number of rights issued and/or terms of their exercise are deemed substantial, a price adjustment and share increase may be implemented immediately.

Historical Information

We obtained the closing prices listed below from Bloomberg. You can obtain the value of the SPDR S&P 500 ETF Trust at any time from Bloomberg under the symbol “SPY” or from the SPDR website at www.spdr.com. We make no representation or the warranty as to the accuracy or completeness of the information obtained from these sources. No information contained on the SPDR website is incorporated by reference into this pricing supplement.

The following graph sets forth end-of-period closing prices of the SPDR S&P 500 ETF Trust for each month in the period from January 2000 through October 2010. The closing price on October 29, 2010 was $118.53.

PRS-16

Enhanced Growth Securities Notes Linked to a Global ETF Basket due May 7, 2014

The SPDR S&P 500 ETF Trust (Continued)

The following table sets forth the high and low closing prices, as well as end-of-period closing prices, of the SPDR S&P 500 ETF Trust for each quarter in the period from January 1, 2000 through September 30, 2010 and for the period from October 1, 2010 to October 29, 2010.

	High	Low	Last
2000
First Quarter	$153.56	$133.33	$150.38
Second Quarter	$151.44	$136.00	$145.28
Third Quarter	$152.50	$142.09	$143.63
Fourth Quarter	$144.19	$126.25	$131.19
2001
First Quarter	$137.93	$111.12	$116.69
Second Quarter	$131.65	$110.39	$122.60
Third Quarter	$124.13	$97.28	$104.44
Fourth Quarter	$117.40	$104.27	$114.30
2002
First Quarter	$117.62	$108.02	$114.52
Second Quarter	$114.57	$97.56	$98.96
Third Quarter	$99.31	$79.95	$81.79
Fourth Quarter	$94.28	$78.10	$88.23
2003
First Quarter	$93.33	$80.52	$84.74
Second Quarter	$101.66	$86.04	$97.63
Third Quarter	$104.60	$96.42	$99.95
Fourth Quarter	$111.28	$102.08	$111.28
2004
First Quarter	$116.38	$109.46	$113.10
Second Quarter	$115.27	$108.83	$114.53
Third Quarter	$113.66	$106.85	$111.76
Fourth Quarter	$121.36	$109.86	$120.87
2005
First Quarter	$122.78	$116.54	$118.05
Second Quarter	$121.58	$113.82	$119.17
Third Quarter	$124.70	$119.46	$123.02
Fourth Quarter	$127.82	$117.50	$124.50
2006
First Quarter	$130.99	$125.51	$129.84
Second Quarter	$132.63	$122.57	$127.25
Third Quarter	$133.74	$123.35	$133.57
Fourth Quarter	$143.07	$133.07	$141.66
2007
First Quarter	$146.01	$137.41	$142.07
Second Quarter	$154.15	$142.24	$150.38
Third Quarter	$155.03	$141.13	$152.67
Fourth Quarter	$156.44	$140.90	$146.39
2008
First Quarter	$144.94	$127.90	$131.89
Second Quarter	$143.08	$127.69	$128.04
Third Quarter	$130.70	$111.38	$116.54
Fourth Quarter	$116.00	$75.95	$90.33
2009
First Quarter	$93.44	$68.11	$79.44
Second Quarter	$95.09	$81.00	$91.92
Third Quarter	$107.33	$87.95	$105.56
Fourth Quarter	$112.67	$102.54	$111.44
2010
First Quarter	$117.40	$105.87	$116.99
Second Quarter	$121.79	$103.22	$103.22
Third Quarter	$114.79	$102.20	$114.12
October 1, 2010 to October 29, 2010	$118.73	$113.75	$118.53

PRS-17

Enhanced Growth Securities Notes Linked to a Global ETF Basket due May 7, 2014

The iShares Russell 2000 Index Fund

See “The iShares Russell 2000 Index Fund” in Annex A to the accompanying product supplement for information about the iShares Russell 2000 Index Fund.

We obtained the closing prices listed below from Bloomberg. You can obtain the value of the iShares Russell 2000 Index Fund at any time from Bloomberg under the symbol “IWM” or from the iShares website at www.ishares.com. We make no representation or warranty as to the accuracy or completeness of the information obtained from these sources. No information contained on the iShares website is incorporated by reference into this pricing supplement.

The following graph sets forth end-of-period closing prices of the iShares Russell 2000 Index Fund for each month in the period from May 26, 2000 through October 2010. The closing price on October 29, 2010 was $70.31.

PRS-18

Enhanced Growth Securities Notes Linked to a Global ETF Basket due May 7, 2014

The iShares Russell 2000 Index Fund (Continued)

The following table sets forth the high and low closing prices, as well as end-of-period closing prices, of the iShares Russell 2000 Index Fund for each quarter in the period from May 26, 2000 through September 30, 2010 and for the period from October 1, 2010 to October 29, 2010.

	High	Low	Last
2000
May 26, 2000 to June 30, 2000	$52.84	$45.72	$51.68
Third Quarter	$54.50	$49.00	$51.81
Fourth Quarter	$50.97	$44.06	$47.88
2001
First Quarter	$51.16	$43.00	$44.80
Second Quarter	$51.70	$42.27	$50.95
Third Quarter	$49.80	$37.83	$40.10
Fourth Quarter	$49.00	$39.75	$48.18
2002
First Quarter	$50.32	$45.40	$50.05
Second Quarter	$52.15	$44.99	$45.33
Third Quarter	$44.41	$35.46	$35.88
Fourth Quarter	$40.90	$32.56	$37.99
2003
First Quarter	$39.67	$34.42	$36.30
Second Quarter	$45.64	$36.66	$44.29
Third Quarter	$51.86	$44.76	$48.48
Fourth Quarter	$56.21	$49.77	$55.34
2004
First Quarter	$59.94	$55.75	$58.77
Second Quarter	$60.39	$53.41	$58.88
Third Quarter	$58.09	$51.56	$56.94
Fourth Quarter	$65.04	$56.30	$64.70
2005
First Quarter	$64.35	$60.22	$61.00
Second Quarter	$64.08	$56.96	$63.58
Third Quarter	$68.40	$64.00	$66.36
Fourth Quarter	$68.86	$61.62	$66.73
2006
First Quarter	$75.97	$68.03	$75.97
Second Quarter	$77.58	$66.69	$71.66
Third Quarter	$73.26	$66.70	$71.96
Fourth Quarter	$79.35	$71.26	$78.05
2007
First Quarter	$82.39	$75.17	$79.51
Second Quarter	$84.79	$79.75	$82.96
Third Quarter	$85.74	$75.20	$80.04
Fourth Quarter	$84.18	$73.02	$75.92
2008
First Quarter	$75.12	$64.30	$68.51
Second Quarter	$76.17	$68.47	$69.03
Third Quarter	$75.20	$65.50	$68.39
Fourth Quarter	$67.02	$38.58	$49.27
2009
First Quarter	$51.27	$34.36	$41.94
Second Quarter	$53.19	$42.82	$50.96
Third Quarter	$62.02	$47.87	$60.23
Fourth Quarter	$63.36	$56.22	$62.26
2010
First Quarter	$69.25	$58.68	$67.81
Second Quarter	$74.14	$61.08	$61.08
Third Quarter	$67.67	$59.04	$67.47
October 1, 2010 to October 29, 2010	$70.88	$66.94	$70.31

PRS-19

Enhanced Growth Securities Notes Linked to a Global ETF Basket due May 7, 2014

The iShares MSCI EAFE Index Fund

See “The iShares MSCI EAFE Index Fund” in Annex A to the accompanying product supplement for information about the iShares MSCI EAFE Index Fund. As of the date of this pricing supplement, the following developed market country indices are included in the MSCI EAFE Index: Australia, Austria, Belgium, Denmark, Finland, France, Germany, Greece, Hong Kong, Ireland, Israel, Italy, Japan, the Netherlands, New Zealand, Norway, Portugal, Singapore, Spain, Sweden, Switzerland and the United Kingdom.

We obtained the closing prices listed below from Bloomberg. You can obtain the value of the iShares MSCI EAFE Index Fund at any time from Bloomberg under the symbol “EFA” or from the iShares website at www.ishares.com. We make no representation or warranty as to the accuracy or completeness of the information obtained from these sources. No information contained on the iShares website is incorporated by reference into this pricing supplement.

The following graph sets forth end-of-period closing prices of the iShares MSCI EAFE Index Fund for each month in the period from August 17, 2001 through October 2010. The closing price on October 29, 2010 was $57.01.

PRS-20

Enhanced Growth Securities Notes Linked to a Global ETF Basket due May 7, 2014

The iShares MSCI EAFE Index Fund (Continued)

The following table sets forth the high and low closing prices, as well as end-of-period closing prices, of the iShares MSCI EAFE Index Fund for each quarter in the period from August 17, 2001 through September 30, 2010 and for the period from October 1, 2010 to October 29, 2010.

	High	Low	Last
2001
August 17, 2001 to September 30, 2001	$42.91	$34.17	$37.64
Fourth Quarter	$40.86	$37.44	$39.77
2002
First Quarter	$40.76	$36.10	$40.03
Second Quarter	$41.81	$37.82	$39.52
Third Quarter	$39.60	$30.43	$31.73
Fourth Quarter	$34.97	$30.00	$33.00
2003
First Quarter	$34.15	$28.81	$30.20
Second Quarter	$37.77	$30.67	$36.10
Third Quarter	$40.38	$36.07	$39.00
Fourth Quarter	$45.59	$40.22	$45.59
2004
First Quarter	$48.10	$45.12	$47.20
Second Quarter	$48.10	$43.38	$47.67
Third Quarter	$47.40	$44.47	$47.13
Fourth Quarter	$53.42	$47.13	$53.42
2005
First Quarter	$55.25	$51.26	$52.96
Second Quarter	$53.83	$51.28	$52.39
Third Quarter	$58.48	$51.95	$58.10
Fourth Quarter	$60.94	$54.72	$59.43
2006
First Quarter	$65.38	$60.33	$64.92
Second Quarter	$70.58	$59.46	$65.39
Third Quarter	$68.36	$61.70	$67.75
Fourth Quarter	$74.33	$67.94	$73.22
2007
First Quarter	$76.72	$70.90	$76.26
Second Quarter	$81.78	$76.50	$80.77
Third Quarter	$83.62	$73.94	$82.59
Fourth Quarter	$86.10	$78.24	$78.50
2008
First Quarter	$78.35	$68.31	$71.90
Second Quarter	$78.52	$68.10	$68.70
Third Quarter	$68.04	$53.08	$56.30
Fourth Quarter	$55.88	$35.71	$44.87
2009
First Quarter	$45.44	$31.69	$37.59
Second Quarter	$49.04	$38.57	$45.81
Third Quarter	$55.81	$43.91	$54.70
Fourth Quarter	$57.28	$52.66	$55.30
2010
First Quarter	$57.96	$50.45	$56.00
Second Quarter	$58.03	$46.29	$46.51
Third Quarter	$55.42	$47.09	$54.92
October 1, 2010 to October 29, 2010	$57.72	$54.67	$57.01

PRS-21

Enhanced Growth Securities Notes Linked to a Global ETF Basket due May 7, 2014

The iShares MSCI Emerging Markets Index Fund

See “The iShares MSCI Emerging Markets Index Fund” in Annex A to the accompanying product supplement for information about the iShares MSCI Emerging Markets Index Fund. As of the date of this pricing supplement, the following emerging markets are included in the MSCI Emerging Markets Index: Brazil, Chile, China, Colombia, Czech Republic, Egypt, Hungary, India, Indonesia, Malaysia, Mexico, Morocco, Peru, Philippines, Poland, Russia, South Africa, South Korea, Taiwan, Thailand and Turkey.

We obtained the closing prices listed below from Bloomberg. You can obtain the value of the iShares MSCI Emerging Markets Index Fund at any time from Bloomberg under the symbol “EEM” or from the iShares website at www.ishares.com. We make no representation or warranty as to the accuracy or completeness of the information obtained from these sources. No information contained on the iShares website is incorporated by reference into this pricing supplement.

The following graph sets forth end-of-period closing prices of the iShares MSCI Emerging Markets Index Fund for each month in the period from April 11, 2003 through October 2010. The closing price on October 29, 2010 was $46.13.

PRS-22

Enhanced Growth Securities Notes Linked to a Global ETF Basket due May 7, 2014

The iShares MSCI Emerging Markets Index Fund (Continued)

The following table sets forth the high and low closing prices, as well as end-of-period closing prices, of the iShares MSCI Emerging Markets Index Fund for each quarter in the period from April 11, 2003 through September 30, 2010 and for the period from October 1, 2010 to October 29, 2010.

	High	Low	Last
2003
April 11, 2003 to June 30, 2003.	$13.62	$11.08	$13.32
Third Quarter	$15.89	$13.47	$15.10
Fourth Quarter	$18.21	$15.50	$18.21
2004
First Quarter	$19.84	$18.38	$19.50
Second Quarter	$20.20	$15.88	$17.96
Third Quarter	$19.17	$16.96	$19.17
Fourth Quarter	$22.43	$18.90	$22.43
2005
First Quarter	$24.65	$21.21	$22.53
Second Quarter	$24.37	$21.70	$23.87
Third Quarter	$28.34	$23.94	$28.29
Fourth Quarter	$29.83	$25.05	$29.42
2006
First Quarter	$33.59	$30.52	$33.00
Second Quarter	$37.03	$27.32	$31.30
Third Quarter	$33.10	$29.20	$32.26
Fourth Quarter	$38.20	$31.77	$38.06
2007
First Quarter	$39.54	$35.10	$38.83
Second Quarter	$44.40	$39.15	$43.88
Third Quarter	$50.13	$39.50	$49.82
Fourth Quarter	$55.73	$47.18	$50.10
2008
First Quarter	$50.37	$42.17	$44.79
Second Quarter	$51.70	$44.43	$45.19
Third Quarter	$44.43	$31.33	$34.53
Fourth Quarter	$33.90	$18.22	$24.97
2009
First Quarter	$27.09	$19.94	$24.81
Second Quarter	$34.64	$25.65	$32.23
Third Quarter	$39.29	$30.75	$38.91
Fourth Quarter	$42.07	$37.56	$41.50
2010
First Quarter	$43.22	$36.83	$42.12
Second Quarter	$43.98	$36.16	$37.32
Third Quarter	$44.77	$37.59	$44.77
October 1, 2010 to October 29, 2010	$46.87	$45.24	$46.13

PRS-23